Exhibit 99.1

Investor Contact:	Media Contact:
David Olson	Brad Kieffer
The Abernathy MacGregor Group	(818) 676-6833
(818) 917-1469	brad.kieffer@healthnet.com
dwo@abmac.com

HEALTH NET REPORTS THIRD QUARTER 2014 GAAP NET LOSS

OF $8.9 MILLION, OR A LOSS OF $0.11 PER SHARE

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS PRODUCE

COMBINED NET INCOME OF $58.5 MILLION, OR $0.72 PER DILUTED SHARE

HEALTH PLAN ENROLLMENT CLIMBS 24.7 PERCENT YEAR-OVER-YEAR,

AND SURPASSES 3 MILLION MEMBERS,

DRIVEN BY CONTINUED MEDICAID GROWTH FROM EXPANSION AND

COMMERCIAL GROWTH FROM INDIVIDUAL EXCHANGES

COMPANY ENTERS INTO MASTER SERVICES AGREEMENT WITH COGNIZANT:

HEALTH NET EXPECTS $150 TO $200 MILLION IN ANNUAL G&A

AND DEPRECIATION EXPENSE SAVINGS BY 2017

LOS ANGELES, November 3, 2014 – Health Net, Inc. (NYSE: HNT) today announced a 2014 third quarter GAAP net loss of $8.9 million, or a loss of $0.11 per share, compared with GAAP net income of $66.8 million, or $0.83 per diluted share, for the third quarter of 2013.

The company announced today in a separate press release that it has entered into a master services agreement with a wholly owned subsidiary of Cognizant Technology Solutions Corporation (NASDAQ: CTSH) (Cognizant), a leading provider of information technology, consulting and business process services.

Health Net previously announced on August 6, 2014, that it had signed a Letter of Intent with Cognizant as part of Health Net’s commitment to address Health Net’s scale issue and reduce administrative costs.

The GAAP net loss resulted from approximately $106 million of expenses incurred in the third quarter of 2014 related to the company’s new master services agreement with Cognizant. The $106 million is comprised of an approximately $85 million, non-cash, impairment of the company’s information technology assets that will be sold to Cognizant upon completion of the transaction and approximately $21 million in other transaction-related and other expenses.

“We believe the Cognizant transaction will help us address our scale issue and enhance Health Net’s product development and service capabilities. This in turn should strengthen our competitive position for the long term,” explained Jay Gellert, Health Net’s chief executive officer.

“The transaction-related costs incurred in the third quarter were consistent with our earlier guidance regarding the cash impact of such transaction expenses,” he added.

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net income of $0.72 per diluted share in the third quarter of 2014 compared with $0.83 per diluted share in the third quarter of 2013. The company’s third quarter of 2013 benefited by approximately $32 million in pretax income, or approximately $0.25 per diluted share, from favorable California Medicaid rate adjustments primarily for seniors and persons with disabilities members related to prior periods.

Highlights from the third quarter of 2014 include:

1.	The company’s Western Region health plans enrollment grew by 24.7 percent, or approximately 609,000 members, at September 30, 2014 compared with enrollment at September 30, 2013, and grew by 5.3 percent, or approximately 156,000 members, at September 30, 2014 compared with enrollment at June 30, 2014;

2.	Medicaid enrollment grew 11.5 percent sequentially and 39.0 percent between September 30, 2013 and September 30, 2014. The expansion of Medicaid eligibility under the Affordable Care Act (ACA) continued to drive this growth in Arizona and California;

3.	The company’s commercial and Medicaid lines of business continued to benefit from favorable underlying health care cost trends. Commercial medical costs per member per month (PMPM) declined by 0.7 percent in the third quarter of 2014 compared with the third quarter of 2013;

4.	In the third quarter of 2014, operating cash flow was approximately $588 million as the company received a fourth monthly Medi-Cal payment of approximately $300 million and reserves for claims and other settlements increased by approximately $245 million;

5.	Reserves for claims and other settlements rose by 75.0 percent in the third quarter of 2014 compared with the third quarter of 2013, and by 16.5 percent when compared with the second quarter of 2014; and

6.	The company resumed its share repurchases in the third quarter. The company repurchased 3 million shares from September 10, 2014 through October 20, 2014, at a total cost of approximately $138 million.

“We are very pleased that our operating momentum continued in the third quarter, driven by improvements in several key areas,” said Gellert.

“Overall health plan enrollment topped 3 million members as Medicaid enrollment exceeded expectations with further growth from expansion lives and also from traditional Medicaid eligibles. The commercial MCR improved year-over-year, helped by a favorable mix and ongoing moderate cost trends,” he added.

“We continued to implement the duals eligible demonstration pilots in Los Angeles and San Diego counties. Enrollment growth has been somewhat slower than expected, similar to the early roll out of Medicaid expansion. We are confident the program will work well over time. We will remain conservative in our expectations but aggressive in our execution,” Gellert noted.

CONSOLIDATED RESULTS

Health Net’s total revenues increased 36.6 percent in the third quarter of 2014 to $3.8 billion from $2.8 billion in the third quarter of 2013.

Health plan services premium revenues of approximately $3.6 billion in the third quarter of 2014 increased by 39.3 percent compared with the third quarter of 2013.

Health plan services expenses increased by 41.3 percent to approximately $3.1 billion in the third quarter of 2014 compared with the third quarter of 2013.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at September 30, 2014 was approximately 3.1 million members, an increase of 24.7 percent from enrollment at September 30, 2013.

Total enrollment in the company’s California health plans at September 30, 2014 was approximately 2.7 million members, an increase of 20.7 percent from enrollment at September 30, 2013.

Western Region commercial enrollment at September 30, 2014 was approximately 1.2 million, an increase of 11.7 percent compared with enrollment at September 30, 2013.

Membership in tailored network products represented 51.7 percent of the company’s Western Region commercial membership at September 30, 2014 compared with 36.8 percent at September 30, 2013.

“Health Net’s success with our tailored network strategy is a key factor driving our success in the exchanges,” said Jim Woys, Health Net’s chief financial and operating officer and interim treasurer. “We continue to expect tailored network enrollment to be greater than 50 percent at December 31, 2014.”

Enrollment in the company’s Medicare Advantage (MA) plans in the Western Region at September 30, 2014 was approximately 271,000 members, an increase of 13.4 percent compared with enrollment of approximately 239,000 members at September 30, 2013.

Medicaid enrollment in California increased 31.9 percent to approximately 1.5 million members at September 30, 2014 compared with approximately 1.1 million members at September 30, 2013.

Dual eligibles enrollment at September 30, 2014 was approximately 9,000, an increase of 350.0 percent compared with enrollment at June 30, 2014.

Revenues

Total revenues for the Western Region for the third quarter of 2014 were approximately $3.6 billion compared with approximately $2.6 billion in the third quarter of 2013.

Net investment income for the Western Region was approximately $11.0 million in the third quarter of 2014 compared with approximately $12.0 million in the second quarter of 2014 and $11.3 million in the third quarter of 2013.

Health Plan Services Expenses

Health plan services expenses in the Western Region were approximately $3.1 billion in the third quarter of 2014 compared with approximately $2.2 billion in the third quarter of 2013.

Commercial Premium Yield and Health Care Cost Trends

In the Western Region, commercial premiums PMPM decreased by 0.3 percent to approximately $386 in the third quarter of 2014 compared with approximately $387 in the third quarter of 2013.

Commercial health care costs PMPM in the Western Region decreased by 0.7 percent to approximately $323 in the third quarter of 2014 compared with approximately $326 in the third quarter of 2013.

“Health care cost trends remained moderate in the third quarter,” said Woys. “We also benefited from a significant and favorable shift in our commercial business mix as individual enrollment grew while large group business continued to decline, as intended.”

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 85.5 percent in the third quarter of 2014 compared with 84.3 percent in the third quarter of 2013.

The Western Region commercial MCR was 83.9 percent in the third quarter of 2014 compared with 84.2 percent in the third quarter of 2013 and 82.3 percent in the second quarter of 2014.

The MA MCR in the Western Region was 90.8 percent in the third quarter of 2014 compared with 89.9 percent in the third quarter of 2013.

The Medicaid MCR was 84.2 percent in the third quarter of 2014 compared with 79.4 percent in the third quarter of 2013.

General and Administrative (G&A) and Selling Expenses

G&A expenses in the Western Region were $353.4 million in the third quarter of 2014 compared with $267.1 million in the third quarter of 2013 and $342.0 million in the second quarter of 2014. The G&A expense ratio was 9.7 percent in the third quarter of 2014 compared with 10.2 percent in the third quarter of 2013 and 10.5 percent in the second quarter of 2014.

The G&A expense ratio in the Western Region also declined sequentially and year-over-year in the third quarter of 2014. “We remain focused on continued improvement in our administrative efficiency as we pursue the required regulatory approval of our Cognizant agreement,” stated Woys.

GOVERNMENT CONTRACTS SEGMENT

Government Contracts revenues in the third quarter of 2014 were $146.2 million compared with $149.3 million in the third quarter of 2013.

Government Contracts expenses in the third quarter of 2014 were $123.6 million compared with $125.8 million in the third quarter of 2013.

BALANCE SHEET

Cash and investments as of September 30, 2014 were approximately $2.8 billion compared with approximately $2.3 billion as of September 30, 2013.

Reserves for claims and other settlements as of September 30, 2014 were $1.7 billion compared with $990.2 million as of September 30, 2013 and $1.5 billion as of June 30, 2014. Approximately 61.8 percent of the sequential increase in reserves for claims and other settlements was the result of an increase in incurred but not reported (IBNR) reserves.

Days claims payable (DCP) for the third quarter of 2014 was 51.4 days compared with 41.5 days in the third quarter of 2013 and 49.0 days in the second quarter of 2014.

On an adjusted1 basis, DCP for the third quarter of 2014 was 65.3 days compared with 61.1 days in the third quarter of 2013 and 64.4 days in the second quarter of 2014.

The company’s debt-to-total capital ratio was 22.1 percent as of September 30, 2014 compared with 23.8 percent as of September 30, 2013 and 21.5 percent as of June 30, 2014.

CASH FLOW FROM OPERATIONS

Operating cash flow was approximately $588.0 million in the third quarter of 2014.

“Our strong operating cash flow was primarily the result of the receipt of a fourth Medi-Cal payment of approximately $300 million in the quarter and a $245 million increase in reserves for claims and other settlements,” said Woys.

The company noted that cash at the parent was approximately $271 million at September 30, 2014.

STOCK REPURCHASE UPDATE

During the third quarter of 2014, Health Net repurchased approximately 1.5 million shares of its common stock for approximately $69.0 million at an average price of $46.54 per share. At September 30, 2014, approximately $211.0 million of authorization under the company’s existing $400 million share repurchase program remained.

“We continue to believe that share repurchase is our best option at this time for capital deployment,” Gellert explained.

“We are updating our guidance for weighted-average fully diluted shares outstanding in 2014 to approximately 81 million shares from our prior guidance of 80 million shares,” he added.

2014 GUIDANCE

The company is revising GAAP earnings per diluted share to at least $1.95 from at least $3.00 for the full year 2014, due to the impact of incurred and expected costs related to the Cognizant transaction. The company also is raising the Western Region and Government Contracts earnings per share to at least $2.25 from at least $2.22 for the full year 2014.

The table included in this release provides specific 2014 guidance metrics, including updates to expectations for large group, small group, individual, Medicare Advantage, Medicaid, dual eligibles and total health plan membership; commercial, Medicare Advantage, state health plans, dual eligibles, total health plans and total consolidated revenues; the Medicaid MCR; tax rates; weighted-average fully diluted shares outstanding; GAAP earnings per diluted share (EPS); and Western Region and Government Contracts EPS.

[1]	For a reconciliation of adjusted days claims payable to the comparable GAAP financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Days Claims Payable” in the company’s Form 10-Q for the quarter ended September 30, 2014, and Item 2.02 in the company’s Form 8-K filed with the Securities and Exchange Commission on November 3, 2014.

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s third quarter 2014 financial results during a conference call on Monday, November 3, 2014, beginning at approximately 11:00 a.m. Eastern time. The live conference call should be accessed at least 15 minutes prior to its start with the following numbers:

(877) 407-4019 (Live – Domestic Toll-Free)	(877) 660-6853 (Replay – Domestic Toll-Free)
(201) 689-8337 (Live – International)	(201) 612-7415 (Replay – International)

The access code for the live conference call and replay is 13591799. A replay of the conference call will be available through November 8, 2014. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call or webcast will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, and other reports filed by Health Net from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 5.9 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Through its subsidiaries, Health Net also offers behavioral health, substance abuse and employee assistance programs, managed health care products related to prescription drugs, managed health care product coordination for multi-region employers, and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and taxation or regulation of health benefits and managed care operations, including but not limited to the implementation of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) and related fees, assessments and taxes; the company’s ability to successfully participate in California’s Coordinated Care Initiative, which is subject to a number of risks inherent in untested health care initiatives and requires the company to adequately predict the costs of providing benefits to individuals that are generally among the most chronically ill within each of Medicare and Medi-Cal and implement delivery systems for benefits with which the company has limited operating experience; the company’s ability to successfully participate in the federal and state health insurance exchanges under the ACA, which have experienced technical challenges in implementation and which involve uncertainties related to the mix and volume of business that could negatively impact the adequacy of our premium rates and may not be sufficiently offset by the risk apportionment provisions of the ACA; increasing health care costs, including but not limited to costs associated with the introduction of new treatments or therapies; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, including through our master services agreement with Cognizant; whether we receive required regulatory approvals for Cognizant’s provision of services to us and any conditions imposed in order to obtain such regulatory approvals; our ability to recognize the intended cost savings and other intended benefits of the Cognizant transaction; and the risk that Cognizant may not perform contracted functions and services in a timely, satisfactory and compliant manner; negative prior period claims reserve developments; rate cuts and other risks and uncertainties affecting the company’s Medicare or Medicaid businesses; the company’s ability to successfully participate in Arizona’s Medicaid program; trends in medical care ratios; membership declines or negative changes in our health care product mix; unexpected utilization patterns or unexpectedly severe or widespread illnesses; the timing of collections on amounts receivable from state and federal governments and agencies, including collections of amounts owed under the T-3 contract; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; changes in economic or market conditions; failure to effectively oversee our third-party vendors; noncompliance by the company or the company’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; impairment of the company’s goodwill or other intangible assets; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC and the other risks discussed in the company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, the company undertakes no obligation to address or publicly update any of its guidance, the assessment of the underlying assumptions or forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

Eight pages of tables follow.

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Health Net, Inc.

2014 GAAP Guidance (1)

MEMBERSHIP	Current (updated 11/3/14)	Previous (as of 8/6/14)

	Enrollment at 12/31/2014	Enrollment at 12/31/2014
Commercial
Large Group	551,000	560,000
Small Group	298,000	280,000
Individual	364,000	380,000

Total Commercial	1,213,000	1,220,000

Medicare Advantage	278,000	260,000

Medicaid	1,726,000	1,585,000

Dual Eligibles	20,000	38,000

Total Health Plan Membership	3,233,000	3,103,000

Premium Revenues	FY2014	FY2014
Commercial	$5.5 billion	$5.6 billion
Medicare Advantage	$3.1 billion	$3.0 billion
State Health Plans	$4.9 billion	$4.5 billion
Dual Eligibles	$130 million	$342 million
Total Health Plans	$13.6 billion	$13.4 billion

Total Consolidated Revenues	$14.2 billion	$14.0 billion

Medical Care Ratios (MCR)	FY2014	FY2014
Commercial	83.0%	83.0%
Medicare Advantage	90.9%	90.9%
Medicaid	82.9%	83.6%
Dual Eligibles	86.5%	86.5%

G&A Expense Ratio	10.8%	10.8%

Tax Rate(2)	28.0%	31.1%

Western Region and Government Contracts Tax Rate(3)	51.1%	51.5%

Weighted-average fully diluted shares outstanding	80.8 million	80 million

GAAP Earnings per Diluted Share (EPS)(2)	At least $1.95	At least $3.00

Western Region and Government Contracts EPS(3)	At least $2.25	At least $2.22

(1)	All guidance metrics are approximations

(2)	Includes a $72.6 million tax benefit

(3)	Excludes the $72.6 million tax benefit

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				June 30, 2014		September 30, 2013
	September 30,	June 30,	September 30,	Increase/	%	Increase/	%
	2014	2014	2013	(Decrease)	Change	(Decrease)	Change
California
Large Group	477	492	576	(15)	(3.0)%	(99)	(17.2)%
Small Group	243	240	241	3	1.3%	2	0.8%
Individual	269	272	105	(3)	(1.1)%	164	156.2%

Commercial Risk	989	1,004	922	(15)	(1.5)%	67	7.3%
Medicare Advantage	169	162	149	7	4.3%	20	13.4%
Medi-Cal	1,485	1,359	1,126	126	9.3%	359	31.9%
Dual Eligibles	9	2	0	7	350.0%	9	0.0%
Total California	2,652	2,527	2,197	125	4.9%	455	20.7%
Arizona
Large Group	45	48	59	(3)	(6.3)%	(14)	(23.7)%
Small Group	44	43	40	1	2.3%	4	10.0%
Individual	97	99	14	(2)	(2.0)%	83	592.9%

Commercial Risk	186	190	113	(4)	(2.1)%	73	64.6%
Medicare Advantage	46	46	43	0	0.0%	3	7.0%
Medicaid	80	45	0	35	77.8%	80	0.0%
Total Arizona	312	281	156	31	11.0%	156	100.0%
Northwest
Large Group	28	28	24	0	0.0%	4	16.7%
Small Group	23	25	39	(2)	(8.0)%	(16)	(41.0)%
Individual	4	4	3	0	0.0%	1	33.3%

Commercial Risk	55	57	66	(2)	(3.5)%	(11)	(16.7)%
Medicare Advantage	56	54	47	2	3.7%	9	19.1%
Total Northwest	111	111	113	0	0.0%	(2)	(1.8)%

Total Health Plan Enrollment
Large Group	550	568	659	(18)	(3.2)%	(109)	(16.5)%
Small Group	310	308	320	2	0.6%	(10)	(3.1)%
Individual	370	375	122	(5)	(1.3)%	248	203.3%

Commercial Risk	1,230	1,251	1,101	(21)	(1.7)%	129	11.7%
Medicare Advantage	271	262	239	9	3.4%	32	13.4%
Medi-Cal/Medicaid	1,565	1,404	1,126	161	11.5%	439	39.0%
Dual Eligibles	9	2	0	7	350.0%	9	0.0%

Western Region Operations	3,075	2,919	2,466	156	5.3%	609	24.7%

TRICARE - North Contract Eligibles	2,849	2,849	2,865	0	0.0%	(16)	(0.6)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				June 30, 2014		September 30, 2013
	September 30,	June 30,	September 30,	Increase/	%	Increase/	%
	2014	2014	2013	(Decrease)	Change	(Decrease)	Change
Large Group
California	477	492	576	(15)	(3.0)%	(99)	(17.2)%
Arizona	45	48	59	(3)	(6.3)%	(14)	(23.7)%
Northwest	28	28	24	0	0.0%	4	16.7%

	550	568	659	(18)	(3.2)%	(109)	(16.5)%

Small Group
California	243	240	241	3	1.3%	2	0.8%
Arizona	44	43	40	1	2.3%	4	10.0%
Northwest	23	25	39	(2)	(8.0)%	(16)	(41.0)%

	310	308	320	2	0.6%	(10)	(3.1)%

Individual
California	269	272	105	(3)	(1.1)%	164	156.2%
Arizona	97	99	14	(2)	(2.0)%	83	592.9%
Northwest	4	4	3	0	0.0%	1	33.3%

	370	375	122	(5)	(1.3)%	248	203.3%

Commercial Risk
California	989	1,004	922	(15)	(1.5)%	67	7.3%
Arizona	186	190	113	(4)	(2.1)%	73	64.6%
Northwest	55	57	66	(2)	(3.5)%	(11)	(16.7)%

	1,230	1,251	1,101	(21)	(1.7)%	129	11.7%

Medicare Advantage
California	169	162	149	7	4.3%	20	13.4%
Arizona	46	46	43	0	0.0%	3	7.0%
Northwest	56	54	47	2	3.7%	9	19.1%

	271	262	239	9	3.4%	32	13.4%

Medi-Cal/Medicaid
California	1,485	1,359	1,126	126	9.3%	359	31.9%
Arizona	80	45	0	35	77.8%	80	0.0%

	1,565	1,404	1,126	161	11.5%	439	39.0%

Dual Eligibles

California	9	2	0	7	350.0%	9	0.0%

Total Health Plan Enrollment
Large Group	550	568	659	(18)	(3.2)%	(109)	(16.5)%
Small Group	310	308	320	2	0.6%	(10)	(3.1)%
Individual	370	375	122	(5)	(1.3)%	248	203.3%

Commercial Risk	1,230	1,251	1,101	(21)	(1.7)%	129	11.7%
Medicare Advantage	271	262	239	9	3.4%	32	13.4%
Medi-Cal/Medicaid	1,565	1,404	1,126	161	11.5%	439	39.0%
Dual Eligibles	9	2	0	7	350.0%	9	0.0%

Western Region Operations	3,075	2,919	2,466	156	5.3%	609	24.7%

TRICARE - North Contract Eligibles	2,849	2,849	2,865	0	0.0%	(16)	(0.6)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended September 30, 2014	Quarter Ended June 30, 2014	Quarter Ended September 30, 2013
REVENUES:
Health plan services premiums	$3,631,617	$3,261,878	$2,606,754
Government contracts	146,183	154,083	149,342
Net investment income	10,964	12,043	11,276
Administrative services fees and other income	1,106	(6,612)	7,659

Total revenues	3,789,870	3,421,392	2,775,031

EXPENSES:
Health plan services	3,104,010	2,763,179	2,196,561
Government contracts	124,403	133,208	125,334
General and administrative	373,623	344,734	267,683
Selling	66,111	64,002	59,498
Depreciation and amortization	6,500	9,641	9,402
Interest	7,810	7,826	7,973
Asset impairment	84,690	—	—

Total expenses	3,767,147	3,322,590	2,666,451

Income from operations before income taxes	22,723	98,802	108,580
Income tax provision (benefit)	31,662	(22,065)	41,740

Net (loss) income	$(8,939)	$120,867	$66,840

Net (loss) income per share:
Basic	$(0.11)	$1.51	$0.84
Diluted	$(0.11)	$1.49	$0.83

Weighted average shares outstanding:
Basic	80,235	80,250	79,432
Diluted	80,235	81,218	80,441

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	September 30,	June 30,	September 30,
	2014	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$1,114,558	$603,097	$686,139
Investments - available for sale	1,664,830	1,668,943	1,580,032
Premiums receivable, net	579,515	849,089	343,502
Amounts receivable under government contracts	143,662	193,043	194,820
Other receivables	307,369	183,795	69,885
Deferred taxes	71,434	81,293	78,257
Assets held for sale	50,000	—	—
Other assets	157,066	259,878	103,685

Total current assets	4,088,434	3,839,138	3,056,320

Property and equipment, net	92,193	209,385	195,954
Goodwill	558,886	565,886	565,886
Other intangible assets, net	12,526	13,229	14,699
Deferred taxes	34,580	9,530	3,394
Investments - available for sale - noncurrent	3,055	652	52,637
Other noncurrent assets	173,230	139,205	152,611

Total Assets	$4,962,904	$4,777,025	$4,041,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,733,307	$1,488,322	$990,195
Health care and other costs payable under government contracts	62,796	94,195	55,532
Unearned premiums	125,363	130,905	129,081
Accounts payable and other liabilities	540,968	496,349	544,704

Total current liabilities	2,462,434	2,209,771	1,719,512
Senior notes payable	399,453	399,402	399,248
Deferred taxes	—	22,376	1,746
Borrowings under revolving credit facility	100,000	100,000	100,000
Other noncurrent liabilities	235,393	223,595	220,404

Total Liabilities	3,197,280	2,955,144	2,440,910

Stockholders’ Equity
Common stock	152	152	150
Additional paid-in capital	1,432,513	1,406,768	1,370,744
Treasury common stock, at cost	(2,272,180)	(2,197,890)	(2,179,503)
Retained earnings	2,604,363	2,613,302	2,443,895
Accumulated other comprehensive income (loss)	776	(451)	(34,695)

Total Stockholders’ Equity	1,765,624	1,821,881	1,600,591

Total Liabilities and Stockholders’ Equity	$4,962,904	$4,777,025	$4,041,501

Debt-to-Total Capital Ratio	22.1%	21.5%	23.8%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended	Quarter Ended	Quarter Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(8,939)	$120,867	$66,840
Adjustments to reconcile net (loss) income to net cash
provided by (used in) operating activities:
Amortization and depreciation	6,500	9,641	9,402
Share-based compensation expense	6,109	6,536	6,511
Deferred income taxes	(38,231)	(14,653)	5,573
Excess tax benefits from share-based compensation	(241)	(357)	(21)
Asset impairment	84,690	—	—
Net realized gain on sale on investments	(346)	(1,928)	(370)
Other changes	7,264	6,364	8,040
Changes in assets and liabilities:
Premiums receivable and unearned premiums	264,032	(395,553)	240,580
Other current assets, receivables and noncurrent assets	(34,671)	(69,421)	(1,528)
Amounts receivable/payable under government contracts	12,369	(492)	2,013
Reserves for claims and other settlements	244,985	336,364	(22,891)
Accounts payable and other liabilities	44,434	(11,118)	(11,954)

Net cash provided by (used in) operating activities	587,955	(13,750)	302,195

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	104,628	125,751	80,380
Maturities of investments	21,064	19,210	21,396
Purchases of investments	(133,014)	(102,873)	(92,602)
Purchases of property and equipment	(18,439)	(12,519)	(15,831)
Sales and purchases of restricted investments and other	2,002	(2,777)	(2,108)

Net cash (used in) provided by investing activities	(23,759)	26,792	(8,765)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	14,945	2,726	2,469
Repurchases of common stock	(57,168)	(1,226)	(105)
Excess tax benefits from share-based compensation	241	357	21
Borrowings under financing arrangements	—	—	—
Repayment of borrowings under financing arrangements	—	—	(25,000)
Net increase (decrease) in checks outstanding, net of deposits	—	(713)	(99,394)
Customer funds administered	(10,753)	(148,113)	235,100

Net cash (used in) provided by financing activities	(52,735)	(146,969)	113,091

Net increase (decrease) in cash and cash equivalents	511,461	(133,927)	406,521

Cash and cash equivalents, beginning of period	603,097	737,024	279,618

Cash and cash equivalents, end of period	$1,114,558	$603,097	$686,139

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended September 30, 2014				Quarter Ended June 30, 2014				Quarter Ended September 30, 2013
	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[4]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[5]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[3]	Consolidated
Commercial premiums	$1,430,769			$1,430,769	$1,377,460			$1,377,460	$1,279,834			$1,279,834
Medicare premiums	763,327			763,327	757,194			757,194	685,340			685,340
Medicaid premiums	1,397,732			1,397,732	1,121,912			1,121,912	641,580			641,580
Dual Eligibles premiums	39,789			39,789	5,312			5,312	0			0

Health plan services premiums	3,631,617			3,631,617	3,261,878			3,261,878	2,606,754			2,606,754
Government contracts		146,183		146,183		154,083		154,083		149,342		149,342
Net investment income	10,964			10,964	12,043			12,043	11,276			11,276
Administrative services fees and other income	1,106			1,106	(6,612)			(6,612)	7,659			7,659

Total revenues	3,643,687	146,183		3,789,870	3,267,309	154,083		3,421,392	2,625,689	149,342		2,775,031

Health plan services	3,104,010			3,104,010	2,763,179			2,763,179	2,196,561			2,196,561
Government contracts		123,571	832	124,403		132,634	574	133,208		125,841	(507)	125,334
Premium tax	53,417			53,417	31,930			31,930	33,399			33,399
Health insurer fee	31,947			31,947	37,844			37,844	—			—
Other ACA fees	26,643			26,643	22,546			22,546	552			552
Administrative expenses	241,352		20,264	261,616	249,665		2,749	252,414	233,135		597	233,732

Total general and administrative	353,359		20,264	373,623	341,985		2,749	344,734	267,086		597	267,683

Selling	66,111			66,111	64,002			64,002	59,498			59,498
Depreciation and amortization	6,500			6,500	9,641			9,641	9,402			9,402
Interest	7,810			7,810	7,826			7,826	7,973			7,973
Asset impairment			84,690	84,690

Total expenses	3,537,790	123,571	105,786	3,767,147	3,186,633	132,634	3,323	3,322,590	2,540,520	125,841	90	2,666,451

Income (loss) from operations before income taxes	105,897	22,612	(105,786)	22,723	80,676	21,449	(3,323)	98,802	85,169	23,501	(90)	108,580
Income tax provision (benefit)	61,085	8,918	(38,341)	31,662	42,874	8,942	(73,881)	(22,065)	32,184	9,591	(35)	41,740

Income (loss) from operations	$44,812	$13,694	$(67,445)	$(8,939)	$37,802	$12,507	$70,558	$120,867	$52,985	$13,910	$(55)	$66,840

Basic earnings (loss) per share	$0.56	$0.17	$(0.84)	$(0.11)	$0.47	$0.16	$0.88	$1.51	$0.67	$0.18	$—	$0.84
Diluted earnings (loss) per share	$0.55	$0.17	$(0.84)	$(0.11)	$0.47	$0.15	$0.87	$1.49	$0.66	$0.17	$—	$0.83
Basic weighted average shares outstanding	80,235	80,235	80,235	80,235	80,250	80,250	80,250	80,250	79,432	79,432	79,432	79,432
Diluted weighted average shares outstanding	81,513	81,513	80,235	80,235	81,218	81,218	81,218	81,218	80,441	80,441	79,432	80,441

Pretax margin	2.9%				2.5%				3.2%
Commercial premium yield	-0.3%				-0.4%				2.6%
Commercial premium PMPM	$385.67				$378.91				$386.69
Commercial health care cost trend	-0.7%				-3.4%				-0.3%
Commercial health care cost PMPM	$323.43				$311.85				$325.62
Commercial MCR	83.9%				82.3%				84.2%
Medicare Advantage MCR	90.8%				90.9%				89.9%
Medicaid MCR	84.2%				83.6%				79.4%
Dual Eligibles MCR	87.4%				60.0%				—
Health plan services MCR	85.5%				84.7%				84.3%
Administrative expense ratio	6.6%				7.7%				8.9%
Total G&A expense ratio	9.7%				10.5%				10.2%
Selling costs ratio	1.8%				2.0%				2.3%

1	Includes the operations of the company’s commercial, Medicare, Medicaid and Dual Eligibles health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.

3	Includes litigation reserve true-up related to previous accrual for lawsuit and related legal expenses. Also includes reserve true-up related to previous accrual for severance expenses.

4	Includes primarily costs related to the company’s entrance into a master services agreement and related asset purchase agreement with Cognizant and asset impairment of $84.7 million.

5	Includes $72.6 million income tax benefit. Also includes severance expense.

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 9/2014	FY 2013	FY 2012
Reserve for claims (a), beginning of period	$807.4	$808.7	$720.8
Incurred claims related to:
Current Year (f)	4,121.1	4,666.0	4,950.9
Prior Years (c)	(16.9)	(56.2)	34.5

Total Incurred (b)	4,104.2	4,609.8	4,985.4

Paid claims related to:
Current Year	2,988.9	3,872.5	4,156.6
Prior Years	760.0	738.6	740.9

Total Paid (b)	3,748.9	4,611.1	4,897.5

Reserve for claims (a), end of period	1,162.7	807.4	808.7
Add:
Claims Payable (d)	129.4	67.0	91.6
Other (e)	441.2	109.7	137.7

Reserves for claims and other settlements, end of period	$1,733.3	$984.1	$1,038.0

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. Negative amounts in this line represent favorable development in estimated prior years’ health care costs. Positive amounts in this line represent unfavorable development in estimated prior years’ health care costs. For a detailed description of reserve development for the nine months ended September 30, 2014, see Note 2 to the Consolidated Financial Statements in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. For a detailed description of reserve development for fiscal years 2013 and 2012, see Note 2 to the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(d)	Includes amount accrued for litigation and regulatory-related expenses.

(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.

(f)	Our IBNR estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. Such amounts were $77 million, $53 million and $53 million as of September 30, 2014, December 31, 2013, and December 31, 2012, respectively.